Exhibit 99.1

NEWS RELEASE

SPX Announces Tender Offer and Consent Solicitation for its

7 5/8% Senior Notes due 2014

CHARLOTTE, NC —January 8, 2014 — SPX Corporation (NYSE:SPW) today announced that it has commenced a tender offer to purchase any and all of its outstanding $500 million in aggregate principal amount 7 5/8% Senior Notes due 2014 (CUSIP No. 784635 AL8 / U84914 AA5 / 784635 AK0) (the “Notes”) through a cash tender offer (the “Tender Offer”).  The Tender Offer will expire at 11:59 p.m., New York City time, on February 5, 2014 (the “Expiration Time”), unless extended or earlier terminated.

In connection with the Tender Offer, SPX is also soliciting the consents (the “Consent Solicitation”) of holders (“Holders”) of the Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes. The primary purpose of the Proposed Amendments is to eliminate substantially all of the restrictive covenants (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the Notes when due), eliminate certain events of default, and reduce the minimum redemption notice period from 30 days to three business days.

The following table summarizes the material pricing terms for the Tender Offer.

CUSIP No./CINS	Title of Security	Outstanding Principal Amount	Tender Offer Consideration (1)(2)	Consent Payment(1)	Total Consideration (1)(2)
784635 AL8 / U84914 AA5 / 784635 AK0	7 5/8% Senior Notes due 2014	$500,000,000	$1,042.28	$20	$1,062.28

(1)                                 Per $1,000 principal amount of Notes.

(2)                                 Excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.

In order to be eligible to receive the Total Consideration (as defined below) for Notes, Holders must validly tender and not validly withdraw their Notes and provide and not revoke a consent (a “Consent”) to the Proposed Amendments prior to 5:00 p.m., New York City time, on January 22, 2014, unless extended by SPX in its sole discretion (the “Consent Payment Deadline”).

The consideration (the “Total Consideration”) for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) prior to the Consent Payment Deadline and accepted for purchase pursuant to the Tender Offer is $1,062.28, which comprises $1,042.28 (the “Tender Offer Consideration”) plus $20 (the “Consent Payment”) for the Notes.

Holders who validly tender their Notes after the Consent Payment Deadline, but at or prior to the Expiration Time, will not be eligible to receive the Consent Payment and, for each $1,000 principal amount of Notes validly tendered, will receive an amount in cash equal to Tender Offer Consideration.

Holders will receive accrued and unpaid interest in respect of their purchased Notes (the “Accrued Interest”) from the last interest payment date up to, but not including, the Settlement Date (as defined below) for all of their validly tendered Notes that SPX accepts for purchase in the Tender Offer.

Holders may not tender their Notes without delivering their Consents pursuant to the Consent Solicitation and may not deliver Consents without tendering their Notes pursuant to the Tender Offer.

Tendered Notes may be withdrawn and Consents may be revoked in accordance with the terms of the Tender Offer at or prior to 5:00 p.m., New York City time, on January 22, 2014, but not thereafter, other than as required by applicable law, unless such time is extended by SPX in its sole discretion (such time, as may be extended, the “Withdrawal Deadline”).

Payment of the Total Consideration plus Accrued Interest in the case of Notes that are validly tendered at or prior to the Consent Payment Deadline and not validly withdrawn at or prior to the Withdrawal Deadline and payment of the Tender Offer Consideration plus Accrued Interest in the case of Notes validly tendered after the Consent Payment Deadline but at or prior to the Expiration Time will be made promptly on the Initial Settlement Date, if SPX elects to have an Initial Settlement Date, or as of the Expiration Time on the Final Settlement Date, if SPX does not elect to have an Initial Settlement Date, provided that the conditions to the Tender Offer and Consent Solicitation have been satisfied or waived.  The “Initial Settlement Date” is a business day that SPX chooses following both the Consent Payment Deadline and the satisfaction or waiver of the conditions to consummation of the Tender Offer and Consent Solicitation.  The “Final Settlement Date” is promptly after the Expiration Time.  Any potential Initial Settlement Date and the Final Settlement Date are each referred to as a “Settlement Date.”

This press release does not constitute a notice of redemption under the optional redemption provision of the indenture governing the Notes.

The Tender Offer and Consent Solicitation are conditioned upon, among other things, execution of the supplemental indenture implementing the Proposed Amendments after receipt of the requisite Consents.  If any of the conditions are not satisfied, SPX is not obligated to accept for purchase, or to pay for, any Notes validly tendered and not validly withdrawn pursuant to the Tender Offer or to make any Consent Payments.  Additionally, SPX has reserved the right to terminate the Tender Offer and Consent Solicitation at any time and for any reason, including unfavorable market conditions.  Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in SPX’s Offer to Purchase and Consent Solicitation, dated January 8, 2014.

“Eliminating the bonds will reduce our gross leverage toward our target range and reduce our annual interest expense,” said Jeremy Smelter, Vice President and Chief Financial Officer. “We expect to record a one-time expense in the first quarter of 2014 for the early extinguishment of debt, primarily related to the make-whole provision in these bonds.”

D.F. King & Co., Inc. will act as the Information Agent (the “Information Agent”) and Tender Agent (the “Tender Agent”) for the Tender Offer and Consent Solicitation.  Requests for documents may be directed to the Information Agent and Tender Agent at (212) 269-5550 (banks and brokers), (800) 488-8075 (all others) or SPX@dfking.com.

J.P. Morgan Securities LLC will act as the Dealer Manager (the “Dealer Manager”) and Solicitation Agent (the “Solicitation Agent”) for the Tender Offer and Consent Solicitation.  Questions regarding the Tender Offer and Consent Solicitation may be directed to the Dealer Manager and Solicitation Agent at (212) 270-1200 (collect) or (800) 245-8812 (toll free).

About SPX

Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

No Offer or Solicitation

This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in the Offer to Purchase and Consent Solicitation and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Information Agent and Tender Agent or the Dealer Manager and Solicitation Agent.  None of the Company, the Information Agent and Tender Agent or the Dealer Manager and Solicitation Agent make any recommendation in connection with the Tender Offer or Consent Solicitation.

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Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including SPX’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. Among others, any statements relating to the results or conduct of the Tender Offer and Consent Solicitation identify forward-looking statements. Although SPX believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on SPX’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com